Exhibit 10.19

AMENDMENT #1 TO RIGHTS AGREEMENT

AMENDMENT #1 TO RIGHTS AGREEMENT, dated as of June 19, 2003, (the “Agreement”), between BioSpecifics Technologies Corp., a Delaware corporation (the “Corporation”), and OTC Corporate Transfer Service Company, a sole proprietorship (the “Rights Agent”).

WHEREAS, the Corporation and the Rights Agent previously entered into that certain Rights Agreement dated as of May 14, 2002 (the “Rights Agreement”).

WHEREAS the Board of Directors of the Corporation has approved amending the definition of Acquiring Person in the Rights Agreement.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.  Definition of Acquiring Person. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is deleted and replaced with the following:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer (as hereinafter defined)) or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 15% or more of the then outstanding Common Shares. Notwithstanding the foregoing, (A) the term “Acquiring Person” shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the term of any such plan, (v) any Person, who or which together with all Affiliates and Associates of such Person becomes the Beneficial Owner of 15% or more of the then outstanding Common Shares as a result of the acquisition of Common Shares (1) directly from the Corporation or (2) as the result foreclosing upon such shares of Common Stock if such shares of Common stock were pledged as collateral under that certain Pledge Agreement, dated the date hereof, by and among the Corporation, Edwin H. Wegman and Bio Partners LP, or (vi) any Grandfathered Stockholder and (B) no Person shall be deemed to be an “Acquiring Person” either (X) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owner by such Person together with all Affiliates and Associates of such Person; except that if (i) a Person would become an Acquiring Person (but for the operation of this subclause (X) as a result of the acquisition of Common Shares by the Corporation, and (ii) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (Y) if a Person did so inadvertently, (i) promptly after such Person discovers that such Person would otherwise have become an Acquiring Person (but for the operation of this subclause Y), such Person notifies the Board of Directors that such Person did so inadvertently and (ii) within 2 days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares.

2.  Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3.  Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.  Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

ATTEST:	BIOSPECIFICS TECHNOLOGIES CORP.
/s/ Albert Horcher	/s/ Edwin H. Wegman

Name: Albert Horcher Title: Secretary, Treasurer and Principal Accounting Officer	Name: Edwin H. Wegman Title: Chairman of the Board of Directors, President and Chief Executive Officer

Countersigned: OTC CORPORATE TRANSFER SERVICE COMPANY As Rights Agent
By: ___________________________________
Authorized Officer